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                                                                   EXHIBIT 10.60

                  EVENTS LICENSE AND INVENTORY SALES AGREEMENT

     THIS AGREEMENT ("Agreement") is made by and between Teresi, Inc., a California corporation doing business as Easyriders Events at 28210 Dorothy Drive, Agoura Hills, California 91301 ("Easyriders") and Paisano Publications, Inc., a California corporation ("Paisano") on the one hand (collectively, "Licensor"), and Action Promotions, Inc. ("Licensee"), as of the "Effective Date" specified in section 12 below.

1.   Recitals This Agreement is made with reference to the following material
     --------
facts:

     1.1 Paisano is the publisher of various magazines sold under the titles ("Titles") "Easyriders", "Biker", "Tattoo", "V-Twin", "VQ", "In the Wind", and others (collectively, the "Magazines").

     1.2 Paisano regularly sells and distributes apparel, accessories and other merchandise (collectively, "Easyriders Merchandise") under various brand names, including one or more Titles (the "Brand Names"). The Titles and Brand Names, and all trademarks, logos, names, likenesses, visual representations and commercial symbols related thereto which are the subject of this agreement are listed on the attached Schedule 1.2, and, are hereinafter referred to as the "Symbols".

     1.3 Easyriders regularly organizes and produces, on an annual basis, a series of consumer-oriented entertainment events (the "Events"). The Events are marketed under one or more of the Symbols, and feature, among other things, the sale of Easyriders Merchandise. In addition, Easyriders regularly organizes and hosts a company pavilion (the "Easyriders Pavilion") at motorcycle industry shows attended by both consumers and dealers.

     1.4 Licensee desires to acquire the right to use the Symbols for certain commercial purposes, namely to produce and manage the Events, and Licensor desires to grant such rights to Licensee subject to the terms and conditions of this Agreement.

     1.5 Licensee further desires to insure a supply of Easyriders Merchandise for re-sale at Events, the Easyriders Pavilion, other motorcycle themed festivals and events as well as other authorized retail outlets, and Paisano desires to sell such merchandise to Licensee, as provided herein.

2.   License Subject to Licensor's right to terminate under Section 6,
     -------
Licensor hereby grants to Licensee the following limited rights, which shall be exclusive to Licensee during the Term, as provided below:

          (a) To use the Symbols for the purpose of pursuing, under its management and control, the business established by Licensor of organizing and producing the Easyriders Events, marketed under the name of the Symbols.

          (b) To use the Symbols in conjunction with the sale, development, marketing and distribution of Event-specific/Event-identified Easyriders Merchandise which incorporates
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          the name of such Event ("Event Merchandise"). The term "Event
          Merchandise" shall not include any right to create, develop, promote, market, license, sell or otherwise distribute publications in any form, including but not limited to magazines, newsletters, books, posters, calendars, videos, radio or televison programs, Internet content, movies or any other expression or form of media publication.

          (c) To enjoy all of the foregoing rights on a worldwide basis during the Term, subject to any laws, regulations or other restrictions or limitations arising from the intellectual property rights of third parties.

3.   Covenants Concerning License
     ----------------------------

     3.1 Licensee shall have no right to directly or indirectly sell, market or distribute Events Merchandise through any distribution channel other than at Events, the Easyriders Pavilion, other motorcycle themed festivals and events as well as such retail outlets as may specifically be approved by Licensor pursuant to the provisions of Section 5.2. Licensor shall also have the right to pre-approve and inspect all merchandise designs and samples for quality control and other legitimate commercial purposes, provided, however, if Licensor does not respond within 5 business days after receiving such merchandise designs and sample(s), Licensor shall be deemed to have given it consent. Licensor, by Licensor's authorized representatives, may at any time enter upon Licensee's premises to determine whether the Events Merchandise is in accordance with specifications approved by Licensor.

     3.2 Licensor agrees to consider in good faith all proposals advanced by Licensee to market and sell Events Merchandise through other distribution channels but shall have no obligation to consent to, approve or compensate Licensee for any such proposal absent a new written agreement containing terms and conditions acceptable to both parties. Further, Licensor is not bound to enter an agreement with Licensee and is free to evaluate and enter into an agreement concerning such matters with another party without any obligation to Licensee concerning the same.

     3.3 In connection with the foregoing grant of rights and inconsideration of Licensee entering into this Agreement, Paisano shall provide the following advertising and editorial support to the Licensee's production of the Events:

               1 full page and 2 one-third pages of 4-color ads (all content provided by Licensee) in each issue of every related title Paisano continues to publish. In this context, "related" means the Paisano title or titles reasonably associated with the Event in question, e.g. Easyriders for motorcycle shows and Tattoo for tattoo-theme Events.

               At Licensee's sole cost (including reimbursement for incremental materials and labor incurred by Licensor), the right to put in Regional inserts ("bind-

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               ins" or "blow-ins") to support Events, in Licensee's discretion.
               There shall be no charge, however, for the right to place these inserts into magazines.

               At Licensee's sole cost use of Licensor's third party mailing house (which holds Licensor's confidential mailing list) solely for purposes of mailing materials to Licensor's subscribers promoting and marketing the Events. Licensor shall make no charge to Licensee for Licencee's use of Licensor's confidential mailing list.

               Up to 2 editorial articles per year for each "category" of event, e.g. Bike Show, Rodeo, Rock n' Blues, Tattoo.

     3.4 In connection with the foregoing grant of rights, Licensee shall be entitled to the use during the Term of all tangible assets of Licensor allocated to Events. A list of the equipment related utilized in connection with the Event("Event Equipment") is itemized on Exhibit "A" hereto. Licensee accepts such Event Equipment on an "as is" basis and Licensee takes full responsibility for the cost of maintenance and protection of same.

     3.5 It is understood and agreed that the foregoing grant of rights does not apply to Easyriders Pavilions, including without limitation Daytona Bike Week, Daytona Biketoberfest, Myrtle Beach and Sturgis, nor does such grant apply to the Eagles Eye trade show which Licensor plans to sponsor and launch as an annual event commencing in February 2001. Licensor agrees, however, that it will permit Licensee to submit a bid to produce each Easyriders Pavilion, and will negotiate in good faith with Licensee for the purpose of attempting to reach an agreement with Licensee in connection therewith. Licensee shall be permitted to sell Easyriders Merchandise and Event Merchandise in each Easyriders Pavilion, provided the same is permitted by the venue in question. In this regard, Licensor agrees to permit Licensee to set-up five (5) 10' x 10' areas for purposes of selling Easyriders' Merchandise and Event Merchandise.

     3.6 The parties acknowledge that the nature and quality of the Events, and the number of Events per year, is of material interest to Licensor. Accordingly, Licensee agrees that for each calendar year of the Term, it will notify Licensor as soon as practicable of its schedule and plan for the Events of each ensuing year, and allow Licensor an opportunity to reasonably consult with Licensee concerning such plan.

     3.7 During the Term, Licensee agrees to maintain in full force and effect, with respect to each Event, the following minimum levels of insurance coverage.

               As to Events: A policy of general and comprehensive liability coverage, insuring against all manner of injuries and damages arising out of the Events, in the sum of not less than $2 million for each occurrence. Such policy or policies shall cover Licensee and shall name Easyriders and Paisano as additional insureds.

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               As to Event Equipment: A comprehensive policy providing coverage for loss or damage to the Event Equipment as identified on Exhibit "A", for the full replacement value thereof, which policy shall name Easyriders and Paisano as additional insured.

               All other insurance and permits required under federal, state and local laws to operate the business of Licensee referred to herein.

     3.8 Should Licensor develop and launch any new Paisano magazine title it shall notify Licensee and offer Licensee an option to include such new title as a Symbol covered by the terms and conditions of this Agreement. Such offer shall be in writing, and shall be exercisable for a period expiring 21 days following the delivery of such notice. If Licensee fails to respond within such period, or notifies Licensor of its intention not to exercise such option within such period, then such option shall expire, and Licensor shall be free to offer such new magazine title to any person or entity for the purpose of developing and producing an event corresponding to the theme and/or title of such new publication, or to itself develop and/or produce such an event.

     3.9 Licensee shall indicate Licensor's ownership of the Symbols whenever Licensee uses the Symbols in connection with the advertising, manufacture, or sale of the Events Merchandise. Licensor will furnish Licensee with samples of Licensor's trade dress and Labels, and Licensee will use only such trade dress and labels in connection with the Events Merchandise unless otherwise directed in writing by Licensor.

     3.10 Licensee will comply with all laws applicable to the Symbols, including compliance with marking requirements. Should Licensee fail to perform Licensee's obligations under this Section, Licensor may perform them on Licensee's behalf, without notice to Licensee and at Licensee's sole cost and expense.

     3.11 Although none of the rights granted to Licensee by this Agreement can be assigned to others without Licensor's express written consent, Licensee is permitted hereby to cause the Events Merchandise to be manufactured by others for Licensee. In such event, the agreements between Licensee and Licensee's subcontractors shall be subject to Licensor's written approval, which consent shall not be unreasonably withheld, and shall provide that Licensor may enter upon Licensee's subcontractors' premises to determine whether the Events Merchandise is being produced in accordance with the terms and conditions of this Agreement. Licensor agrees that Hot Action Sportswear, Inc. is pre-approved as a subcontractor to manufacture all Events Merchandise as provided for under this agreement.

     3.12 Licensee acknowledges Licensor's exclusive right, title, and interest in and to the Symbols and will not do anything that will in any way impair or tend to impair any part of Licensor's right, title, and interest. In connection with the use of the Symbols, Licensee will not represent that Licensee has any ownership in the Symbols or in its registration. Use of the Symbols by Licensee

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will not create any right, title, or interest in or to the Symbols in favor of
Licensee. Licensee will not at any time, either during the term of this Agreement or after it has ended, adopt or use any work or mark that is similar to or confusing with the Symbols, without Licensor's prior written consent. Further, Licensee agrees that in creating, developing, promoting, advertising, marketing, producing and operating the Events it will not, by act or omission, do anything or cause anything to be done directly or indirectly which will reflect adversely upon Licensor or any of the Symbols, adversely affect the reputation and goodwill of Licensor, or otherwise cause damage or harm to Licensor or any affiliate thereof.

     3.13 Licensee agrees to permit Licensor the right to set up and staff up to five (5) 10' x 10' areas at each Event for the purpose of marketing the publications and services of Licensor other than Easyriders Merchandise, including without limitation, Easyriders Franchising (or any successor thereto), Bros Club and magazine subscriptions. Licensor shall be responsible for all cost related to the set up and operation of such sites. Licensor shall not sell, offer for sale or distribute any Events Merchandise at such sites, or any merchandise which is similar to Events Merchandise.

4.   Royalties.
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     4.1 In exchange for the foregoing grant of exclusive rights, Licensee shall pay to Licensor the following consideration:

          (a) A "Fixed Base Royalty" fee of Four Million Dollars ($4,000,000), payable at the rate of One Hundred Thousand Dollars ($100,000) per calendar quarter (or portion thereof), commencing September 1, 2000, and thereafter for each of the 39 ensuing quarters (provided the Effective Date is no later than the date provided for in section 5.1.

          (b) Subject to the provisions of subsection 4.1 (c) below, an additional yearly royalty (the "Gross Revenue Royalty") equal to the greater of (i) $150,000 per year (pro-rated for calendar year 2000 in
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     accordance with the Effective Date) (the "Minimum Royalty"), or (ii) five percent (5%) of the Gross Event Revenue per year. "Gross Event Revenue" shall include gate revenues, revenue from the sale of Event Merchandise, all revenues from concessions, all ticket sales, and all other Event-related revenues, excluding the sale of Easyriders Merchandise purchased at dealer price, and sales tax collected under the applicable state law. Five percent (5%)of the Gross Event Revenue shall be known as the "Percentage Royalty." The Gross Revenue Royalty shall be payable quarterly commencing ninety (90) days after Effective Date. If the Percentage Royalty is less than the Minimum Royalty, only the Minimum Royalty shall be due. If the Percentage Royalty is greater than the Minimum Royalty, Licensee shall pay
     (i) the Minimum Royalty, plus (ii) an amount equal to the difference between the Minimum Royalty and the Percentage Royalty.

          (c) For purposes of subsection 4.1 (b) above, the Minimum Royalty shall increase by a factor of 5% per year for every year thereafter during the Term. For

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     example, and by way of illustration only, the Minimum Royalty will be
     $157,500 for Year 2, $165,357 for Year 3, and so on.

     4.2 The Fixed Rate Royalty and Gross Revenue Royalty will hereinafter collectively be known as License Royalty.

     4.3 All such consideration due Licensor is due no later than 30 days after the close of each respective quarterly period under this Agreement and interest shall accrue upon any unpaid balance thereon at an annual rate of twelve percent (12%) until such unpaid balance has been paid. Such rate of interest shall increase to fifteen percent (15%) on any unpaid balance remaining outstanding in excess of sixty (60) days.

     4.4 Along with each royalty payment, Licensee shall provide Licensor a statement ("Financial Report") showing the number of units of the Event Merchandise sold by Licensee during the period covered by the royalty payment, as well as Licensee's gross receipts for those sales and the computation of royalties due to Licensor. Such Financial Report will be executed by the President or Chief Financial Officer of Licensee and will contain a representation that the financial information contained therein is to their best knowledge and belief a true and accurate accounting of royalties due Licensor for the quarter just ended.

     4.5 Upon reasonable notice and at reasonable intervals, Licensor or its auditors shall have the right to examine the books and records of Licensee at Licensor's cost, provided, however, that if any such audit shows an underpayment to Licensor of more than 5% as to any applicable royalty payment, Licensee shall reimburse Licensor for the cost of such audit.

5.   Licensee's Pre-Payment for Easyriders Merchandise and related Credit Terms.
     ---------------------------------------------------------------------------

     5.1 Upon delivery to Licensor by no later than April 17, 2000 of (i) cash in the sum of not less than $750,000 and (b) other consideration acceptable to Licensor having a value of $750,000 as determined by Licensor, the Licensee shall be deemed to own the right to a credit from Paisano towards the sale of Easyriders Merchandise from Paisano to Licensee, or alternatively, as a credit toward the License Royalty Fees (the "Credit"), in the sum of $1,500,000. The Credit shall be applied first against the purchase of Easyriders Merchandise supplied by Paisano to Licensee, and secondly, and only to the extent that Paisano is unable to supply Easyriders Merchandise, the Credit shall be applied against Licensee's License Royalty, as described in paragraph 4.

          (a) The purchase price of the Easyriders Merchandise shall be the "Dealer's Price" as set forth in Paisano's dealer catalogue, as the same is published from time-to-time, provided that (i) as to routine, standard orders (i.e., not close- outs or bulk dispositions), the price charged to Licensee shall not be greater than that charged to any other wholesale buyer, and (ii) as to close-outs and bulk sales of discontinued items, the price charged to Licensee

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     shall be 2/3ds of Paisano's cost (subject to mutual negotiation in good faith as to alternate terms).

          (b) The Credit may be used only to acquire any and all merchandise featured in Paisano's dealers catalog. All deliveries by Paisano shall be FOB Licensor's warehouse in Agoura Hills, California (or wherever the same may be located).

          (c) In order to exercise the Credit, Licensee shall deliver to Paisano a purchase order specifying the items to be acquired. Paisano agrees to maintain reasonable levels of inventory, in its discretion, or at such levels as may be determined by Licensee with the reasonable consent of Paisano. Paisano shall have a commercially reasonable amount of time to fulfill orders. Notwithstanding the foregoing, (i) Paisano shall not be obliged to fill orders amounting to (i) more than Two Hundred Thousand Dollars ($200,000) worth of Easyriders Merchandise during each 12 month period following the Payment Date, or (ii) Seventy-five Thousand Dollars ($75,000) or more during any one month, and (ii) Licensee agrees to order a minimum of Two Hundred Thousand Dollars ($200,000) worth of Easyriders Merchandise during each 12 month period following the Payment Date. The provisions of this subsection (c) shall apply only until the Merchandise and Royalty Credit is exhausted.

     5.2 The Easyriders Merchandise shall be sold by Licensee only at Events, the Easyriders Pavilions, and other motorcycle themed festivals and events, as well as such retail outlets as are specifically approved by Licensor in advance and in its sole discretion. Licensee is hereby granted the right to sell Easyriders Merchandise at Events, the Easyriders Pavilions, and other motorcycle themed festivals and events,, subject to the requirement that Licensee shall provide all booths, booth equipment, storage and signage, and shall otherwise be responsible for all sales activities. In this regard, Licensee agrees to abide by all standard and reasonable rules established by Easyriders and applicable generally to Event and Pavilion participants. Licensee shall have no right to market, sell or distribute Easyriders Merchandise through any other channel, such as, without limitation, retail stores or direct sales (radio, television, mail), unless prior written authority has been provided for by Licensor.

     5.3 In determining what products to carry as Easyriders Merchandise, and what Symbols to be used in connection therewith, Paisano agrees that it will consider in good faith all recommendations of Licensee. During the Term, Paisano agrees to carry Easyriders Merchandise in at least substantially similar selection, quality and quantity as at present.

     5.4 Should at any time Paisano fail to fulfill any purchase order placed with them by the Licensee pursuant to 5.4(c) in a commercially reasonable amount of time, and in no case longer than 30 days from the date of the purchase order, then the face amount of that purchase order or orders shall be applied against and deducted from the Licensee's next quarterly payment of the Licensee Royalty payment as provided above in paragraph 4.1.

     5.5. Should Paisano fail to supply Easyriders Merchandise to fulfill at least 25% of the face value of purchase order(s) for two quarters in row, then beginning with the next quarter, the

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Merchandise and Royalty Credit shall be applied against the Fixed Base Royalty at Fifty Thousand Dollars ($50,000) per quarter until the Merchandise and Royalty Credit is exhausted.

6.   Representations and Warranties.
     ------------------------------

     6.1  Representations and Warranties of Licensor. Licensor represents and
          ------------------------------------------
warrants to Licensee that:

          (a) Licensor has the full and complete right to enter into and perform the obligations of this Agreement, and to grant the rights specified in the license above.

          (b) Subject to the provisions of Section 3 10, exploitation of the Symbols in the United States, as contemplated by this Agreement, will not infringe upon any trademarks, service marks, license rights of intellectual property interests of any other party.

          (c) No party other than Licensee has the rights granted by this Agreement.

     6.2  Representations and Warranties of Licensee.  Licensee represents and
          ------------------------------------------
warrants to Licensor that:

          (a) The Events and/or Licensee's use of the Symbols will not disparage or reflect adversely upon Licensor or the Symbols, hold Licensor or the Symbols up to scorn or ridicule, damage the reputation and goodwill of Licensor, or otherwise harm Licensor.

          (b) Licensee has the full and complete authority to enter into and perform the obligations of this Agreement, have the financial capacity to perform as contemplated hereby and do so as principals and not as the agents for any other person or entity.

          (c) Licensee acknowledges that Licensor and the Symbols enjoy an excellent reputation, that the Symbols constitute valuable intellectual property of Licensor, and that improper use of the Symbols could cause Licensor irreparable harm.

          (d) Licensee will abide by all laws both in the United States and other countries where violation of such laws could adversely affect the image, reputation or financial condition of Licensor and/or its affiliates.

7.   Term and Termination.
     --------------------

     7.1 Subject to the provisions of Section 3.6, the License granted hereby shall be in effect for a period of 10 years following the Effective Date (the "Term").

     7.2 Licensor shall have the right, upon five (5) days advance notice, to terminate this Agreement prior to expiration of the Term in the event that (a) Licensee is adjudicated bankrupt or insolvent, or makes a general assignment for the benefit of creditors, (b) Licensee materially

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breaches its obligations under this agreement, and if such breach is capable of being cured, fails to cure the same within twenty (20) business days of receipt of notice from Licensor which specifies the nature of the breach, or (c) in the course or performing the obligations of this Agreement, Licensee engages in any conduct deemed materially detrimental in the good faith opinion of Licensor to the interests of Licensor such that continuation of this Agreement would not be in the best business interests of Licensor.

     7.3 For purposes of section 7.2, the term "material breach" shall mean any default by Licensee in the performance of (a) and all sections hereof which specify and/or limit Licensee's use of the Symbols, (b) Sections 3.1, 3.7, 3.8, 3.9, 6.2, 10, 11 and 15, (c) any default in payment as provided in Section 4, and (d) any other obligation which, by reason of such default, substantially prevents Licensor from realizing the overall benefits contemplated by this Agreement, or is likely to cause such consequences.

8.   Option to Extend.
     ----------------

     8.1 Licensor hereby grants Licensee an option to extend this Agreement for two additional terms of ten (10) years, upon the same terms provided for herein except that as to Section 4, all payments required to be made by Licensee to Licensor shall be adjusted to reflect any and all changes in the US Consumer Price Index (CPI) as of the extension date, from the CPI as of the Effective Date of this Agreement (or any renewal agreement). Additionally, Licensee shall make no pre-payment for Easyriders Merchandise as provided in paragraph 5, in any renewal term of this agreement.

     8.2 In order to exercise such option to renew, Licensee shall deliver notice thereof to Licensor as provided in section 12.13 below, not later than 180 days prior to the end of the Initial term.

9.   Indemnification by Licensor In the event of any claim, demand, legal action
     ---------------------------
or other legal proceeding against Licensee, or any officer, director, employee or agent of Licensee (collectively "Licensee Parties") which arises from, or occurs by reason of any actual or alleged breach of the foregoing warranties by Licensor, or any breach of this Agreement by Licensor, Licensor shall fully indemnify and hold each Licensee Party harmless from any and all losses, damages, awards, judgments, settlements, decrees and expenses, including, without limitation, attorneys fees and costs, arising from or connected with such claim, demand or legal action/proceeding, provided that in order to be entitled to such indemnification, Licensee shall provide Licensor with timely notice of the basis therefor, and thereafter cooperate with Licensor in the defense of any such claim, demand or legal action/proceeding.

10.  Indemnification by Licensee.  In the event of any claim, demand, legal
     ---------------------------

action or other legal proceeding against Licensor, or any officer, director, employee or agent of Licensor (collectively "Licensor Parties") which arises from, or occurs by reason of any actual or alleged material breach of this Agreement by Licensee, Licensee shall fully indemnify and hold each Licensor Party harmless

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

from any and all losses, damages, awards, judgments, settlements, decrees and expenses, including, without limitation, attorneys fees and costs), arising from or connected with such claim, demand or legal action/proceeding provided that in order to be entitled to such indemnification, Licensor shall provide Licensee with timely notice of the basis therefor, and thereafter cooperate with Licensee in the defense of any such claim, demand or legal action/proceeding.

11.  Assignment Neither party may assign, transfer or delegate all or any of the
     ----------
rights and obligations created by this Agreement without the express written consent of the other party.

12.  Effective Date The effective date of this Agreement is 12:01 a.m. Los
     --------------
Angeles Time on the day on which both parties hereto have executed the same.

13.  Other Covenants of the Parties.
     ------------------------------

     13.1 In order to protect its interests concerning the Symbols, Licensor shall have the right to reasonably approve the name of any entity formed by Licensee to conduct its business. Licensee shall provide Licensor with sufficient prior notice of its proposed name, and Licensor shall have a period of fifteen (15) business days to approve. If Licensor fails to respond within such period, its approval shall be deemed to have been given.

     13.2 In the event of breach of this Agreement by Licensee, Licensor shall be entitled to exercise any and all remedies at law or in equity available to it pursuant to the laws of the State of California. In particular, Licensee acknowledges that any breach of this Agreement concerning the permitted use of the Symbols, or of Sections 3.6 and 3.10 would be likely to cause irreparable harm to Licensor, as a consequence of which Licensor shall be entitled to injunctive relief in the event of breach of any such provision.

     13.3 Licensee shall be responsible to pay its own taxes and file appropriate tax returns where required as a result of all activities pursued under this Agreement and shall indemnify Licensor for any such Licensee taxes (including interest or penalties) which may be imposed on Licensor as a result of Licensee's noncompliance with this provision of the Agreement.

14.  General Provisions.
     ------------------

     14.1  Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of California. Any action brought by either party arising out of this Agreement shall be brought in a court of competent jurisdiction in the County of Los Angeles, California, and Licensee hereby consents to the jurisdiction of such court for purposes of adjudicating any and all disputes arising hereunder.

     14.2  Further Assurances.  Each party to this Agreement shall execute all
           ------------------
instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

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

     14.3  Counterparts.  This Agreement may be executed in counterparts, each
           ------------
of which shall be deemed an original and all of which together shall constitute one document.

     14.4  Time of Essence.  Time and strict and punctual performance are of the
           ---------------
essence with respect to each provision of this Agreement.

     14.5  Attorney's Fees.  In the event any dispute arises between the parties
           ---------------
hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs, expenses, attorney's fees and costs actually incurred relating to or arising from such action.

     14.6  Modification.  This Agreement may be modified only by a contract in
           ------------
writing executed by the party(ies) to this Agreement against whom enforcement of such modifications is sought.

     14.7  Headings.  The headings of the sections of this Agreement have been
           --------
included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

     14.8  Prior Understanding.  This Agreement contains the entire agreement
           -------------------
between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede the execution of this Agreement.

     14.9  Interpretation.  Whenever the context so requires in this Agreement,
           --------------
all words used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a joint venture, a trust, an estate or any other entity. This Agreement shall be deemed to have been created jointly by all of the parties and shall be interpreted the same way as to all parties, without regard to which of them may have actually drafted the instrument.

     14.10  Partial Invalidity.  Each provision of this Agreement shall be valid
            ------------------
and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision of such application of such provision is essential to this Agreement.

     14.11  Notices.  Notices under this agreement shall be deemed effective
            -------
upon receipt, if delivered by messenger, facsimile or overnight courier, and if by regular US mail, on the 3rd day following deposit in the US mail, postage prepaid. All notices shall be sent as follows:

If to Easyriders or Paisano:           With a copy to:
---------------------------            --------------

Attention: J. Robert Fabregas          Mark Dodge, Esq.
28210 Dorothy Drive                    Easyriders, Inc.
Agoura Hills, CA 91301                 28210 Dorothy Drive
Facsimile: (818) 889-4726              Agoura Hills, CA 91301
                                       Facsimile: (818) 735-6531

If to Licensee:                        With a copy to:
--------------                         --------------

Action Promotions, Inc.                Michael Holihan, Esq.
Attention: Melissa Penland             Holihan Diaz
306 Division Avenue, Bldg. 12          1101 North Lake Destiny Road, Suite 350
Ormond Beach, FL 32174                 Maitland, FL 32751
Facsimile: (904) 673-8266              (407) 667-0020


     14.12  Successors-in-Interest and Assigns.  Subject to any restriction on
            ----------------------------------
transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and permitted assigns of each party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement., except for the rights of the successors-in-interest and assigns of each party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

     14.13 Waiver.  Any waiver of a default under this Agreement must be in
           ------
writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

15.  Confidentiality.
     ---------------

     15.1 Licensee will have access to or learn certain information belonging to Licensor that is proprietary and confidential. The term "Confidential Information", as used throughout this Agreement, means any secret or proprietary information relating directly to Licensor's business and that of Licensor's affiliates, including, but not limited to, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade know-ho, trade secrets, specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business and financial affairs of Licensor and its affiliated companies and subsidiaries.

     15.2 Licensee will keep strictly confidential all Confidential Information and will not, without Licensor's express written authorization, signed by one of Licensor's authorized officers, use or sell, market or disclose any Confidential Information to any third person, firm, corporation or association for any purpose. Licensee further agrees that Licensee will not make any copies of the Confidential Information except upon Licensor's written authorization, signed by one of Licensor's authorized officers, and will not remove any copy or sample of Confidential Information from the premises of Company without such authorization.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

TERESI, INC. d.b.a. EASYRIDERS EVENTS       PAISANO PUBLICATIONS, INC.


By: /s/ J. Robert Fabregas                  By:    /s/ J. Robert Fabregas
   ----------------------------                --------------------------


Name:   J. Robert Fabregas                  Name: J. Robert Fabregas
     --------------------------                  -------------------------


Title:    Secretary                         Title:   EVP and Secretary
      -------------------------                   ------------------------

Date:    3/31/00                            Date:    3/31/00
     --------------------------                  -------------------------


ACTION PROMOTIONS, INC.


By:  /s/  Melissa Penland
   ----------------------------

Name: Melissa Penland
     --------------------------

Title: President
      -------------------------

Date:       3/31/2000
     --------------------------

                            Action Promotions, Inc.
                       307 Division Avenue, Building 12
                          Ormond Beach, Florida 32174


March 31, 2000


Paisano Publications, Inc.
Teresi, Inc.
Attention:  Joseph Teresi
28210 Dorothy Drive
Agoura Hills, CA 91301

Gentlemen:

This letter will serve to amend and supplement the Events License and Inventory Sales Agreement (the "Events Agreement") dated as of March 31, 2000 by and between Paisano Publications, Inc. and Teresi, Inc. (collectively, "Company"), and Action Promotions, Inc. ("API").

1. Section 5.1 of the Events Agreement is amended to provide that the $750,000 in cash to be paid by API shall be paid in two equal installments, the first on March 31, 2000 in the sum of $375,000, and the second on or before April 17, 2000 in the sum of $375,000.

2. The Events Agreement is otherwise amended to include the following supplemental agreements among the parties:

     2.1 Effective April 1, 2000, responsibility for all future events as contemplated by the Events Agreement shall become that of API, as provided for in the Events Agreement, with the exception of the "Artistry in Ink" tattoo show scheduled for May 28-29, 2000 (the "Tattoo Show"). Company shall be responsible for producing the Tattoo Show, and shall be entitled to retain all revenues realized thereby.

     2.2 It is acknowledged that Company has expended funds for the purpose of producing future events which are now the responsibility of API ("Future Events"), as set forth on Exhibit A, attached hereto and made a part hereof by this reference. The total amount of such expenditures shall be credited as a payable to Company, to be settled in accordance with section 2.8 below.

     2.3 To the extent that API continues on an interim basis to (a) utilize personnel employed by the Company to work on Future Shows, and/or (b) utilize the office facilities of Company, then API shall reimburse Company for the cost thereof, as itemized on Exhibit B (employees) and Exhibit C (office facilities), attached hereto and made a part hereof by this reference, provided that the reimbursement for employees shall be at the rate of 90% of the figure set forth on Exhibit B, and reimbursement for facilities is agreed to be at the rate of $1,400 per month. Payment to Company shall be in accordance with section 2.8 below.

     2.4 It is acknowledged that with respect to events already produced by Company ("Past Events"), Company has incurred certain obligations which remain unpaid, as set forth on Exhibit D, attached hereto and made a part hereof by this reference. Company agrees to pay all such obligations (including all others pertaining to Past Events not presently ascertained and the Tattoo Event) and to hold API harmless therefrom.

     2.5 It is acknowledged that the Company may be obligated to a stage provider for two Future Events at an estimated total cost of up to $11,000 per event. Any and all sums required to be paid to satisfy this obligation which do not inure to the benefit of API for Future Events shall be the obligation of Company to be settled in accordance with section 2.8.

     2.6 It is acknowledged that Company's "Kodak All-in-One" and all property listed on Exhibit E, attached hereto and made a part hereof by this reference, with the exception of the "Sleds" constitutes property needed by API for purposes of producing Future Events (the "Events Property"). Company shall use commercially reasonable efforts to deliver such Events Property to API by no later than April 30, 2000, for use by API in accordance with the Events Agreement. If the Events Property cannot be delivered by such date, or such later date as agreed to by API, then the value thereof, as set forth on Exhibit E, shall be a credit to API to be settled in accordance with section 2.8. API shall then be responsible for procuring replacement property at its own cost, which replacement property shall be owned by Teresi Inc, to be used by API subject to and in accordance with the Events Agreement.

     2.7 By no later than April 30, 2000, Company shall convey to API full title and ownership of the Dodge pick-up truck and Wells trailer currently in Company's possession. In consideration therefor, API shall be responsible for securing, at its sole cost and expense, replacement Sleds. In the event API ceases to produce events under the Events Agreement, Company shall have the right to purchase the Sleds so acquired by API for a price equal to the amount paid out-of-pocket by API to obtain the existing Sleds or replacement Sleds.

     2.8 All credits and inter-party obligations shall be accounted for and settled, to the extent reasonable and practicable, on April 30, 2000, by an equalizing payment by one party to the other. Either party may also elect to pay such sum to the other as an addition to or deduction from the amounts due in connection with sections 4 (merchandise credit) and 5 (royalties) under the Events Agreement.

Please acknowledge your agreement with the foregoing by signing below and returning a copy of such signed instrument to the undersigned.

Sincerely,

Action Promotions, Inc.



By:  /s/ Melissa Penland
    ------------------------------------------------

Name and Title: Melissa Penland, President
                ------------------------------------

ACCEPTED AND AGREED TO this 31st day of March, 2000.

Paisano Publications, Inc.                      Teresi,Inc.


By: /s/ J. Robert Fabregas                      By:  /s/ J. Robert Fabregas
    -----------------------------                  -----------------------------
Name: J. Robert Fabregas                        Name:  J. Robert Fabregas
     -----------------------------                   ---------------------------

Title: EVP and Secretary                        Title: Secretary
      ----------------------------                   --------------------------

                                       2